Extension Agreement for Radiant Life LLC Promissory notes/LOC

Reference is made to the Promissory note by and between the undersigned parties, Sundance Strategies, Inc. and Radiant Life dated November 30, 2014. To include the note and line of credit for Sundance Strategies, Inc. Current Radiant Life LLC., principal owed is approximately $1,168,197.00.

Be it known, that for good consideration the parties made the following additions or changes to the contract as if contained therein:

1. Due date for this note and LOC is extended to the earlier of May 31, 2027, or at the immediate time when the anticipated bond sale is successful. Radiant is also willing to extend the due date of this note if requested in the future.
2. As consideration for extending the note and LOC, Radiant Life will receive 1,288,197 warrant shares of Sundance Strategies, Inc. The warrant share calculation is based upon the formula of a 6 month extension and figured pro rata if shorter than 12 months: *(6 month extension x 20,000 warrants = 120,000 + 1 warrant for each $1 of principle balance = X, divided by the number of months extending).* In this case, 6 months x 20,000 warrants = 120,000 plus $1,168,197 x 1 warrant for each $1 of principle = 1,288,197 warrants. These warrants will have a 5 year available exercise window from the date of this extension at a price of $ 0.41 per warrant share. A "Cashless Exercise" of the warrants will be available per the terms to follow. The warrants may be exercised by presentation and surrender of this Warrant to the Company at its principal executive offices with a written notice of the holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current fair market value per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current fair market value per share of Common Stock. All other terms and conditions shall remain in full force and effect. The Company will have no obligation to register these shares.

All other terms and conditions for Radiant Life LLC., notes and Lines of credit remain the same.

Radiant Life

By: Mitch Burton, It's Manager

Signed on this date: 1-14-2026

Sundance Strategies, Inc.

Randall F. Pearson, It's President

Signed on this date: Jan. 14, 2026